Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Freestone Acquisition Corp

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2021, except for Notes 2, 7 and 8, as to which the date is May 14 2021, relating to the financial statements of Freestone Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

May 14, 2021